                                                                     EXHIBIT 3.1


                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

      Ultra Clean Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "CORPORATION"), DOES HEREBY CERTIFY:

      FIRST: That the Board of Directors of the Corporation has adopted a resolution setting forth an amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and advising the stockholders of the Corporation approve such amendment. The resolution setting forth the proposed amendment is as follows:

      RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing Article "FOURTH" so that, as amended the Article shall read as follows:

      "The Corporation is authorized to issue one class of stock to be designated "Common Stock". The total number of shares of Common Stock which the Corporation shall have authority to issue is 60,000,000, and the par value of each such share is $0.001."

      SECOND: That thereafter, pursuant to the resolution of its Board of Directors, the stockholders of the Corporation in accordance with Article 2,
Section 2.07 of the Bylaws of the Corporation unanimously approved the amendment.

      THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by David ibnAle, its authorized officer, this ___ day of November, 2002.



                                    --------------------------------------------
                                    David ibnAle,
                                    Secretary

                          CERTIFICATE OF INCORPORATION

                                       OF

                           ULTRA CLEAN HOLDINGS, INC.

      FIRST: The name of the corporation is Ultra Clean Holdings, Inc. (the "CORPORATION").

      SECOND: The address of its registered office in the State of Delaware is 15 East North Street, County of Kent, Delaware 19901. The name of its registered agent at such address is Incorporating Services, Ltd.

      THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended ("Delaware Law").

      FOURTH: The total number of shares of common stock which the Corporation shall have authority to issue is 1,000, and the par value of each such share is $.001.

      FIFTH: The name and mailing address of the incorporator are:

NAME                                     MAILING ADDRESS
----                                     ---------------
Rachel Sterling                          c/o Davis Polk & Wardwell
                                         1600 El Camino Real
                                         Menlo Park, CA  94025

      SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

      SEVENTH: Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

      EIGHTH: (1) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

      (2)(a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this ARTICLE EIGHTH shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this ARTICLE EIGHTH shall be a contract right.

            (b) The Corporation may, by action of its Board of Directors, provide indemnification to such of the officers, employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

      (3) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under Delaware Law.

      (4) The rights and authority conferred in this ARTICLE EIGHTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

      (5) Neither the amendment nor repeal of this ARTICLE EIGHTH, nor the adoption of any provision of this Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall eliminate or reduce the effect of this ARTICLE EIGHTH in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

      NINTH: The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and, with the sole exception of those rights and powers conferred under the above ARTICLE EIGHTH, all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.

      IN WITNESS WHEREOF, I have hereunto signed my name this 28th day of October, 2002.


                                    --------------------------------------------
                                    Rachel Sterling,
                                    Incorporator


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